Registration No. 33-
    As filed with the Securities and Exchange Commission on October 20, 1995

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            -------------------------

                         FEDERATED DEPARTMENT STORES, INC.
                 Delaware        151 West 34th Street      13-3324058
                (State of        New York, New York     (I.R.S. Employer
          Incorporation)        10001                  Identification No.)
                                   (212) 695-4400
                                       and
                              7 West Seventh Street
                             Cincinnati, Ohio  45202
                                 (513) 579-7000
                          (Principal Executive Offices)

                        ---------------------------------

                            Dennis J. Broderick, Esq.
              Senior Vice President, General Counsel and Secretary
                        Federated Department Stores, Inc.
                              7 West Seventh Street
                             Cincinnati, Ohio  45202
                                 (513) 579-7000
                               (Agent for Service)

                                    Copy to:

                            Robert A. Profusek, Esq.
                           Jones, Day, Reavis & Pogue
                              599 Lexington Avenue
                                   32nd Floor
                            New York, New York  10022
                                 (212) 326-3939

                         ------------------------------

   Approximate date of commencement of proposed sale to the public: The securities being registered on this Form are to be offered and sold from time to time after the effective date of the Registration Statement by certain selling stockholders.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.    X

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective    registration    statement   for    the    same    offering.
_________________________

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.    _________________________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                            -------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                          Proposed          Proposed Maximum       Amount of
           Title of each class of                  Amount to be       Maximum Offering         Aggregate         Registration
         securities to be registered                Registered       Price Per Unit(1)      Offering Price(1)         Fee
 Common Stock  . . . . . . . . . . . . . . .   13,447,288 Shares          $26.5625          $357,193,587.50       $123,170.20


(1) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) upon the basis of the average high and low prices of shares of Common Stock on the Composite Tape of the New York Stock Exchange, Inc. on October 19, 1995.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED OCTOBER 20, 1995
PROSPECTUS

                        FEDERATED DEPARTMENT STORES, INC.
                                  Common Stock

  This Prospectus relates to up to 13,447,288 shares (the "Shares") of Common Stock, par value $.01 per share ("Common Stock"), of Federated Department Stores, Inc. (the "Company") which may be offered by the selling stockholders named herein (the "Selling Stockholders") from time to time. The Shares were acquired by the Selling Stockholders in the transactions described herein under the caption "Recent Developments." In connection with such transactions, the Company agreed to register the Shares for resale under the Securities Act of 1933, as amended (the "Securities Act"). The Company will receive no part of the proceeds from sales of the Shares.


     The Shares are listed on the New York Stock Exchange (the "NYSE") under the trading symbol "FD".


  The Shares will be sold either directly by the Selling Stockholders or through underwriters, brokers, dealers, or agents. At the time any particular offer of Shares is made, if and to the extent required, the specific number of Shares offered, the name of the Selling Stockholder making the offer, the offering price, and the other terms of the offering, including the names of any underwriters, brokers, dealers, or agents involved in the offering and the compensation, if any, of such underwriters, brokers, dealers, or agents, will be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in any Prospectus Supplement delivered herewith.


  Unless this Prospectus is accompanied by a Prospectus Supplement stating otherwise, offers and sales may be made pursuant to this Prospectus only in ordinary broker's transactions made on the NYSE in transactions involving ordinary and customary brokerage commissions.


  The Selling Stockholders will pay any underwriting discounts and commissions, transfer taxes, and fees and disbursements of their own legal counsel in connection with offers and sales of the Shares pursuant to this Prospectus. The Company will bear all other expenses incurred in connection therewith.


  See "Risks Factors" at pages 3 and 4 of this Prospectus for a description of certain factors that should be considered in connection with an investment in the Shares.


                              --------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              --------------------

                 The date of this Prospectus is October __, 1995

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF
THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

  No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described herein or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation if unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.


                              AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock and certain other securities of the Company are listed on the NYSE. Reports and other information concerning the Company may also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") filed under the Securities Act. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which may be inspected and copied or obtained from the Commission or the NYSE in the manner described above.


                              --------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the fiscal year ended January
28, 1995, the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 29, 1995 and July 29, 1995, the Company's Current Reports on
Form 8-K dated September 21, 1995, September 22, 1995, September 26, 1995, September 27, 1995, October 4, 1995, and October 11, 1995, and all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares pursuant hereto are incorporated herein by reference.

  Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this Prospectus, except as so modified, and any statement so superseded will not be deemed to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Federated Department Stores, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202,
Attention: Investor Relations (telephone:  (513) 579-7780).

                                  RISK FACTORS

  An investment in the Shares is subject to a number of material risks, including those enumerated below. Investors should carefully consider the risk factors enumerated below together with all the information set forth or incorporated by reference in this Prospectus in determining whether to purchase the Shares.

Business Factors and Competitive Conditions

  The retailing industry is and will continue to be intensely competitive. The Company's stores will face increasing competition not only with other department stores in the geographic areas in which they operate, but also with numerous other types of retail outlets, including specialty stores, general merchandise stores, off-price and discount stores, new and established forms of home shopping (including mail order catalogs, television, and computer services), and manufacturer outlets.

Seasonal Nature of the Department Store Business

  The department store business is seasonal in nature, with a high proportion of sales and operating income generated in November and December. Working capital requirements fluctuate during the year, increasing somewhat in mid-Summer in anticipation of the Fall merchandising season and increasing substantially prior to the Christmas season as significantly higher inventory levels are necessary.

Leverage; Restrictive Covenants

  The Company's consolidated indebtedness is and will continue to be greater than its shareholders' equity. As of July 29, 1995, giving effect to the transactions described in "Recent Developments," the Company had a total of $6,469.2 million of pro forma consolidated indebtedness. Certain of the debt instruments to which the Company is a party contain a number of restrictive covenants and events of default, including covenants limiting capital expenditures, incurrence of debt, and sales of assets. In addition, under certain of its debt instruments, the Company is required to achieve certain financial ratios, some of which become more restrictive over time, and a substantial portion of the Company's indebtedness is secured by the capital stock or assets of various subsidiaries of the Company or has been incurred by the Company's subsidiaries. Among other consequences, the leverage of the Company and such restrictive covenants and other terms of the Company's debt instruments could impair the Company's ability to obtain additional financing in the future, to make acquisitions, and to take advantage of significant business opportunities that may arise. In addition, the Company's leverage may increase its vulnerability to adverse general economic and retailing industry conditions and to increased competitive pressures.

Dividend Policies; Restrictions on Payment of Dividends

  The Company does not anticipate that it will pay any dividends on the Common Stock in the foreseeable future. The Company's bank credit agreement includes covenants restricting the Company's ability to pay dividends or make other distributions to stockholders.

Noncomparability of Historical Financial Information; Consolidation of
Businesses

  The Company acquired R.H. Macy & Co., Inc. ("Macy's") on December 19, 1994 and effected other acquisitions (and dispositions) during fiscal year 1994. Under the purchase method of accounting, the assets, liabilities, and results of operations associated with such acquisitions have been included in the Company's financial position and results of operations since the respective dates thereof. Accordingly, the financial position and results of operations of the Company as of the end of and for fiscal year 1994 and subsequent dates and periods are not directly comparable to the financial position and results of operations of the Company as of and for prior dates and periods. Similar effects will result from the Company's recent acquisition of Broadway Stores, Inc. ("Broadway"). See "Recent Developments." For accounting purposes, the assets, liabilities, and results of operations associated with the Broadway acquisition will be included in the Company's financial position and results of operations following July 29, 1995. Accordingly, the financial position and results of operations for the Company for dates and periods subsequent to July 29, 1995 will not be directly comparable to the financial position and results of operations of the Company on and prior to that date.

  For the 26 weeks ended July 29, 1995, the Company incurred $172.3 million of non-recurring charges in connection with the consolidation of the Macy's business with the Company's other businesses and other divisional consolidations. The Company anticipates that it will incur additional non-recurring charges in connection with the Broadway acquisition and the consolidation of Broadway's business with the Company's other businesses, as well as the ongoing consolidations of the Macy's business and the Company's other businesses. In addition, the Company anticipates that a number of Broadway's stores will be sold or otherwise disposed of. However, as of the date of this Prospectus, the Company had not entered into an agreement providing for such dispositions and there can be no assurance that the Company will do so or as to the timing or terms thereof.

Assumptions Regarding Value of Broadway's Assets

  It has been generally assumed in the preparation of the unaudited pro forma combined financial information contained in the Company's Current Reports on Form 8-K dated September 21, 1995 and October 11, 1995 and incorporated herein by reference that the historical book value of Broadway's assets approximates the fair value thereof, except for specific adjustments discussed in the notes thereto. The Company is required to determine the fair value of the assets of Broadway (including trade names and other intangible assets) as of the effective time of the merger pursuant to which Broadway was acquired. Such determination will be based on independent valuations, together with analyses conducted by the Company's management, which had not been completed as of the date of this Prospectus. As a result of the foregoing determination of the fair value of Broadway's assets, including inventory, the Company may also record additional adjustments which will, under generally accepted accounting principles, increase or decrease the amount of excess cost over net assets acquired reflected on the Company's balance sheet and the related amortization thereof in periods following July 29, 1995.

Market Risk; Certain Investment Limitations

  The Common Stock is listed for trading on the NYSE. However, the prices at which shares of Common Stock trade may depend upon many factors, including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Company. No assurance can be given that a holder of shares of Common Stock will be able to sell such shares at any particular price.

  Certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in Common Stock.

Certain Taxation Matters

  As of the date of this Prospectus, the Company was a party to certain disputes with the Internal Revenue Service (the "IRS") pursuant to which the IRS was seeking to disallow certain deductions claimed by, and certain loss carryforwards utilized by, the Company and its predecessors. Although there can be no assurance with respect thereto, the Company does not expect the ultimate resolution of such disputes to have a material adverse effect on the Company's financial position or results of operations.

Certain Provisions of the Company's Certificate of Incorporation, By-Laws, and other Agreements

  The Company's certificate of incorporation and by-laws and certain other agreements to which the Company is a party contain provisions that may have the effect of delaying, deferring, or preventing a change in control of the Company. In addition, the Company's certificate of incorporation authorizes the issuance of up to 500.0 million shares of Common Stock and 125.0 million shares of preferred stock, par value $.01 per share, of the Company ("Preferred Stock"). The Board will have the power to determine the price and terms under which any additional capital stock may be issued and to fix the terms of such Preferred Stock, and existing stockholders of the Company will not have preemptive rights with respect thereto.

                                   THE COMPANY

  The Company is one of the leading operators of full-line department stores in the United States, with 441 department stores in 34 states as of the date of this Prospectus, including 82 stores acquired in its recent acquisition of Broadway. See "Recent Developments." As of the date of this Prospectus, the Company also operates 148 specialty and clearance stores and a mail order catalog business. The Company's department stores sell a wide range of merchandise, including men's, women's and children's apparel and accessories, cosmetics, home furnishings, and other consumer goods, and are diversified by size of store, merchandising character, and character of community served. The Company's department stores are located at urban or suburban sites, principally in densely populated areas across the United States. The Company has announced that it intends to close all of its eight remaining Macy's close-out stores by the end of fiscal 1995 and that it intends to explore the possibility of selling the specialty store operations that were acquired in the Company's acquisition of Macy's in December 1994. In addition, the Company anticipates that a number of the stores acquired in its recent acquisition of Broadway will be disposed of (although, as of the date of this Prospectus, the Company has not entered into any agreement providing for such disposition and there can be no assurance that the Company will do so or as to the timing or terms thereof), and that Broadway's retained department stores will be converted into Macy's, Bullock's, or Bloomingdale's stores commencing in 1996.

  The Company believes that the department store business will continue to consolidate. Accordingly, the Company intends from time to time to consider actions to increase efficiency and provide greater value to customers and to consider the possible acquisition of department store assets and companies.

  The Company's principal executive offices are located at 151 West 34th Street, New York, New York 10001 and 7 West Seventh Street, Cincinnati, Ohio 45202. The Company's telephone numbers at such offices are (212) 695-4400 and
(513) 579-7000, respectively.


                               RECENT DEVELOPMENTS

  Effective October 11, 1995, a wholly owned subsidiary of the Company ("Merger Sub") merged (the "Broadway Merger") with and into Broadway pursuant to an Agreement and Plan of Merger, dated August 14, 1995 (the "Broadway Merger Agreement"), among Broadway, Federated, and Merger Sub, and Broadway thereby became a subsidiary of the Company. At the effective time of the Broadway Merger, among other things, each outstanding share of Broadway common stock was converted into 0.27 shares of Common Stock. Zell/Chilmark Fund L.P. ("Zell/ Chilmark") was a stockholder of Broadway immediately prior to the Broadway Merger, and, as a result thereof, the Company issued to Zell/Chilmark 6,696,233 Shares pursuant to the Broadway Merger.

  In connection with the Broadway Merger Agreement, The Prudential Insurance Company of America ("Prudential"), a wholly owned subsidiary of the Company ("FNC II"), and the Company entered into an agreement (the "Prudential Agreement") providing for the purchase by FNC II from Prudential of certain mortgage indebtedness of Broadway (the "Broadway/Prudential Mortgage Debt"). On October 11, 1995, FNC II purchased the Broadway/Prudential Mortgage Debt and, in connection therewith, a $222.3 million promissory note of FNC II (the "Prudential Note") and 6,751,055 shares of Common Stock were delivered to Prudential pursuant to the Prudential Agreement. In addition, the Prudential Agreement provides that, under certain circumstances, Prudential may be entitled to receive certain additional consideration, payable on or about October 26, 1995, at the Company's option, in shares of Common Stock ("Contingent Shares"), cash, or an increase in the principal amount of the Prudential Note. Pursuant to the Prudential Agreement, the Company has agreed to cause any Contingent Shares received by Prudential thereunder to be registered for resale under the Securities Act.


                              SELLING STOCKHOLDERS

  The following table sets forth certain information as of the date of this Prospectus with respect to the shares of Common Stock owned by the Selling Stockholders which are covered by this Prospectus.

                                                Number of   Percent of
                  Name of Selling Stockholder    Shares       Class
                  ---------------------------   ---------   ----------

                 The Prudential Insurance       6,751,055     3.3%
                 Company of America

                 Zell/Chilmark Fund L.P.        6,696,233     3.3%

The Company has been informed by Prudential that, as of October 17, 1995, Prudential beneficially owned an additional 1,066,558 shares of Common Stock (constituting approximately 0.5% of the outstanding shares of Common Stock) which are not covered by this Prospectus, but which are eligible for resale without restriction under the Securities Act. The Company has been informed by Zell/Chilmark that, as of October 17, 1995, Zell/Chilmark beneficially owned no shares of Common Stock which are not covered by this Prospectus. Because Prudential is offering pursuant to this Prospectus only a portion of the Common Stock owned by it and because each of the Selling Stockholders may sell pursuant to this Prospectus all or only a portion of the Shares owned by it, no estimate can be given as to the amount of Common Stock that will be owned by the Selling Stockholders upon termination of this offering.

  Giving pro forma effect to the purchase from Prudential by FNC II of the Broadway/Prudential Mortgage Debt (see "Recent Developments"), as of July 29, 1995, the Company and its subsidiaries had outstanding approximately $567.4 million of long-term indebtedness owed to Prudential. In transactions occurring in December 1993 and 1994, a wholly owned subsidiary of the Company acquired from Prudential a claim held by Prudential in the Chapter 11 reorganization of Macy's for approximately $918.9 million.

  Prior to the effective time of the Broadway Merger, Zell/Chilmark owned a majority of Broadway's outstanding common stock and accordingly may be deemed to have been an affiliate of Broadway. See "Recent Developments."

  Each of the Selling Stockholders has agreed to indemnify the Company, its directors, officers, agents, and any controlling person of the Company against certain liabilities based on information furnished for use in this Prospectus and the Registration Statement of which this Prospectus is a part by such Selling Stockholder. The Company has also agreed to indemnify each of the Selling Stockholders, each underwriter through which such Selling Stockholder offers or sells any of the Shares held by it, and each person, if any, who controls such Selling Stockholder or any such underwriter against certain liabilities based on information contained in this Prospectus and the Registration Statement of which this Prospectus is a part which was not furnished by such Selling Stockholder or any such underwriter.

  In addition, Zell/Chilmark has agreed that, prior to January 10, 1996, it will not directly or indirectly, through any affiliate or associate, sell, assign, pledge, or otherwise dispose of (including by means of distributions to its limited partners) or acquire, or enter into any put, call, or other contract, option, or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, or other disposition of, any shares of Common Stock.


                          DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

  The Company's certificate of incorporation provides that the authorized capital stock of the Company consists of 500 million shares of Common Stock and 125 million shares of Preferred Stock.

Common Stock

  The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferential rights that may be applicable to any Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities, and there are no redemption provisions with respect to such shares.

Preferred Stock

  The Board of Directors of the Company has the authority to issue 125 million shares of Preferred Stock in one or more series and to fix the designations, relative powers, preferences, limitations, and restrictions of all shares of each such series, including without limitation dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences, and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of the Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Stock. The issuance of the Preferred Stock could have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the stockholders.

Preferred Share Purchase Rights

  Each outstanding share of Common Stock issued is accompanied by one right (a "Right") issued pursuant to a share purchase rights agreement between the Company and The Bank of New York, as Rights Agent (the "Share Purchase Rights Agreement"). Each Right entitles the registered holder thereof to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Shares"), of the Company at a price (the "Purchase Price") of $62.50 per one one-hundredth of a Series A Preferred Share, subject to adjustment.

  Until the earliest to occur of the following dates (the earliest of such dates being hereinafter called the "Rights Distribution Date"), the Rights will be evidenced by the certificates evidencing shares of Common Stock: (i) the close of business on the tenth business day (or such later date as may be specified by the Board of Directors of the Company) following the first date of public announcement by the Company that a person (other than the Company or a subsidiary or employee benefit or stock ownership plan of the Company), together with its affiliates and associates, has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock (any such person being hereinafter called an "Acquiring Person"); (ii) the close of business on the tenth business day (or such later date as may be specified by the Board of Directors of the Company) following the commencement of a tender offer or exchange offer by a person (other than the Company or a subsidiary or employee benefit or stock ownership plan of the Company), the consummation of which would result in beneficial ownership by such person of 20% or more of the outstanding Common Stock; and (iii) the close of business on the tenth business day following the first date of public announcement by the Company that a Flip-in Event or a Flip-over Event (as such terms are hereinafter defined) has occurred.

  The Share Purchase Rights Agreement provides that, until the Rights Distribution Date, the Rights may be transferred with and only with the Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), any certificate evidencing shares of Common Stock issued upon transfer or new issuance of Common Stock will contain a notation incorporating the Share Purchase Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates evidencing Common Stock will also constitute the transfer of the Rights associated with such certificates. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Common Stock as of the close of business on the Rights Distribution Date and such separate Rights Certificates alone will evidence the Rights. No Right is exercisable at any time prior to the Rights Distribution Date. The Rights will expire on December 19, 2004 (the "Final Expiration Date") unless earlier redeemed or exchanged by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation the right to vote or to receive dividends.

  The Purchase Price payable, and the number of Series A Preferred Shares or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the Series A Preferred Shares, (ii) upon the grant to holders of the Series A Preferred Shares of certain rights or warrants to subscribe for or purchase Series A Preferred Shares at a price, or securities convertible into Series A Preferred Shares with a conversion price, less than the then-current market price of the Series A Preferred Shares, or (iii) upon the distribution to holders of the Series A Preferred Shares of evidences of indebtedness or cash (excluding regular periodic cash dividends), assets, or stock (excluding dividends payable in Series A Preferred Shares) or of subscription rights or warrants (other than those referred to above). The number of outstanding Rights and the number of one one-hundredths of a Series A Preferred Share issuable upon exercise of each Right also is subject to adjustment in the event of a stock dividend on the Common Stock payable in shares of Common Stock or a subdivision, combination, or reclassification of the Common Stock occurring, in any such case, prior to the Rights Distribution Date.

  The Series A Preferred Shares issuable upon exercise of the Rights will not be redeemable. Each Series A Preferred Share will be entitled to a minimum preferential quarterly dividend payment equal to the greater of (i) $1.00 per share and (ii) an amount equal to 100 times the aggregate dividends declared per share of Common Stock during the related quarter. In the event of liquidation, the holders of the Series A Preferred Shares will be entitled to a preferential liquidation payment equal to the greater of (a) $100 per share and (b) an amount equal to 100 times the liquidation payment made per share of Common Stock. Each Series A Preferred Share will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation, or other transaction in which shares of Common Stock are exchanged, each Series A Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights will be protected by customary antidilution provisions. Because of the nature of the Series A Preferred Shares' dividend, voting and liquidation rights, the value of the one one-hundredth interest in a Series A Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

  Rights may be exercised to purchase Series A Preferred Shares only after the Rights Distribution Date occurs and prior to the occurrence of a Flip-in Event or Flip-over Event. A Rights Distribution Date resulting from the commencement of a tender offer or exchange offer described in clause (ii) of the definition of "Rights Distribution Date" could precede the occurrence of a Flip-in Event or Flip-over Event and thus result in the Rights being exercisable to purchase Series A Preferred Shares. A Rights Distribution Date resulting from any occurrence described in clause (i) or clause (iii) of the definition of "Rights Distribution Date" would necessarily follow the occurrence of a Flip-in Event or Flip-over Event and thus result in the Rights being exercisable to purchase shares of Common Stock or other securities as described below.

  In the event (a "Flip-in Event") that (i) any person, together with its affiliates and associates, becomes the beneficial owner of 20% or more of the outstanding Common Stock, (ii) any Acquiring Person merges into or combines with the Company and the Company is the surviving corporation or any Acquiring Person effects certain other transactions with the Company, as described in the Share Purchase Rights Agreement, or (iii) during such time as there is an Acquiring Person, there is any reclassification of securities or recapitalization or reorganization of the Company which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights that are or were owned beneficially by the Acquiring Person (which, from and after the later of the Rights Distribution Date and the date of the earliest of any such events, will be void), will thereafter have the right to receive upon exercise thereof at the then-current exercise price of the Right, that number of shares of Common Stock (or, under certain circumstances, an economically equivalent security or securities of the Company) that have a market value of two times the exercise price of the Right.

  In the event (a "Flip-over Event") that, following the first date of public announcement by the Company that a person has become an Acquiring Person, (i) the Company merges with or into any person and the Company is not the surviving corporation, (ii) any person merges with or into the Company and the Company is the surviving corporation, but all or part of the Common Stock is changed or exchanged, or (iii) 50% or more of the company's assets or earning power, including without limitation securities creating obligations of the Company, are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of such other person which at the time of such transaction would have a market value of two times the exercise price of the Right.

  Following the occurrence of any Flip-in Event or Flip-over Event, Rights (other than any Rights which have become void) may be exercised as described above, upon payment of the exercise price or, at the option of the holder thereof, without the payment of the exercise price that would otherwise be payable. If a holder of Rights elects to exercise

Rights without the payment of the exercise price that would otherwise be payable, such holder will be entitled to receive upon the exercise of such Rights securities having a market value equal to the exercise price of the Rights. In addition, at any time after the later of the Rights Distribution Date and the first occurrence of a Flip-in Event or a Flip-over Event and prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding Common Stock, the Company may exchange the Rights (other than any Rights which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

  With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment in the Purchase Price of at least 1%. The Company is not required to issue fractional Series A Preferred Shares (other than fractions that are integral multiples of one one-hundredth of a Series A Preferred Share, which may, at the option of the Company, be evidenced by depositary receipts) or fractional shares of Common Stock or other securities issuable upon the exercise of Rights. In lieu of issuing such securities, the Company may make a cash payment, as provided in the Share Purchase Rights Agreement.

  The Company may redeem the Rights in whole, but not in part, at a price of $0.03 per Right, subject to adjustment and, in the event that the payment of such amount would be prohibited by loan agreements or indentures to which the Company is a party, deferral (the "Redemption Price"), at any time prior to the close of business on the later of (i) the Rights Distribution Date and (ii) the first date of public announcement that a person has become an Acquiring Person. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the holders will have only the right to receive the Redemption Price.

  The Share Purchase Rights Agreement may be amended by the Company without the approval of any holders of Rights, including amendments which add other events requiring adjustment to the Purchase Price payable and the number of Series A Preferred Shares or other securities issuable upon the exercise of the Rights which modify procedures relating to the redemption of the Rights, provided that no amendment may be made which decreases the stated Redemption Price to an amount less than $0.01 per Right, decreases the period of time remaining until the Final Expiration Date, or modifies a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable.

Certain Corporate Governance Matters

  The Company's certificate of incorporation and by-laws provide that the directors of the Company are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected. Any additional person elected to the Board of Directors of the Company will be added to a particular class of directors to be determined at the time of such election, although in accordance with the Company's certificate of incorporation and by-laws, the number of directors in each class will be identical or as nearly as practicable thereto based on the total number of directors then serving as such.

  The Company's by-laws provide that nominations for election of directors by the stockholders will be made by the Board of Directors of the Company or by any stockholder entitled to vote in the election of directors generally. The Company's by-laws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company not later than 60 calendar days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by inclusion in a report filed with the Commission or furnished to stockholders, or by mail, press release, or otherwise more than 75 calendar days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the date on which such announcement of the date of the meeting was so communicated. The Company's by-laws further require that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the stockholders and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder, and the consent of each nominee to serve as a director of the Company if so elected.
The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.

  In addition to the provisions relating to the classification of the Board of Directors and the director nomination procedures described above, the Company's certificate of incorporation and by-laws provide, in general, that (i) the number of directors of the Company will be fixed, within a specified range, by a majority of the total number of the Company's directors (assuming no vacancies) or by the holders of at least 80% of the Company's voting stock, (ii) the directors of the Company in office from time to time will fill any vacancy or newly created directorship on the Board of Directors of the Company with any new director to serve in the class of directors to which he or she is so elected,
(iii) directors of the Company may be removed only for cause by the holders of at least 80% of the Company's voting stock, (iv) stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent in lieu of a meeting, (v) except as described below, special meetings of stockholders may be called only by the Company's Chief Executive Officer or by a majority of the total number of directors of the Company (assuming no vacancies) and the business permitted to be conducted at any such meeting is limited to that brought before the meeting by the Company's Chief Executive Officer or by a majority of the total number of directors of the Company (assuming no vacancies), and (vi) subject to certain exceptions, the Board of Directors of the Company may postpone and reschedule any previously scheduled annual or special meeting of stockholders. The Company's by-laws also require that stockholders desiring to bring any business before an annual meeting of stockholders deliver written notice thereof to the Secretary of the Company not later than 60 calendar days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by press release or inclusion in a report filed with the Commission or furnished to stockholders more than 75 calendar days prior to the meeting, notice by the stockholders to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth calendar day following the day on which such announcement of the date of the meeting was so communicated. The Company's by-laws further require that the notice by the stockholder set forth a description of the business to be brought before the meeting and the reasons for conducting such business at the meeting and certain information concerning the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made including their names and addresses, the class and number of shares of the Company, that are owned beneficially and of record by each of them, and any material interest of either of them in the business proposed to be brought before the meeting. Upon the written request of the holders of not less than 15% of the Company's voting stock, the Board of Directors of the Company will be required to call a meeting of stockholders for the purpose specified in such written request and fix a record date for the determination of stockholders entitled to notice of and to vote at such meeting (which record date may not be later than 60 calendar days after the date of receipt of notice of such meeting), provided that in the event that the Board or Directors of the Company calls an annual or special meeting of stockholders to be held not later than 90 calendar days after receipt of any such written request, no separate special meeting of stockholders as so requested will be required to be convened provided that the purposes of such annual or special meeting called by the Board of Directors of the Company include (among others) the purposes specified in such written request of the stockholders.

  Under applicable provisions of Delaware law, the approval of a Delaware company's board of directors, in addition to stockholder approval, is required to adopt any amendment to the company's certificate of incorporation, but a company's by-laws may be amended either by action of its stockholders or, if the company's certificate of incorporation so provides, its board of directors. The Company's certificate of incorporation and by-laws provide that (i) except as described below, the provisions summarized above and the provisions relating to the classification of the Board and nominating procedures may not be amended by the stockholders, nor may any provision inconsistent therewith be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the Company's voting stock, voting together as single class, except that if any such action (other than any direct or indirect amendments to the provision requiring that stockholder action be taken at a meeting of stockholders rather than by written consent in lieu of a meeting) is approved by the holders of a majority, but less than 80%, of the then-outstanding voting stock (in addition to any other approvals require by law, including approval by the Board of Directors of the Company with respect to any amendment to the Company's certificate of incorporation), such action will be effective as of one year from the date of adoption, or (ii) the Company's by-law provisions relating to the right of stockholders to cause special meetings of stockholders to be called and to the composition of certain directorate committees may not be amended by the Board without stockholder approval.

  The Company is subject to Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"), which restricts the consummation of certain business combination transactions in certain circumstances. In addition, the Company's certificate of incorporation contains provisions that are substantially similar to those contained in Section 203 of the DGCL that restrict business combination transactions with (i) any person or group that became or is deemed to have become the beneficial owner of 15% or more of the voting stock of the Company as a result of its receipt of Common Stock or warrants pursuant to Macy's plan of reorganization that thereafter becomes the beneficial owner of an additional 1% or more of the voting stock of the Company and (ii) any other person or group that becomes the beneficial owner of 15% more of the voting stock of the Company.

  The foregoing provisions of the Company's certificate of incorporation, the provisions of its by-laws relating to advance notice of stockholder nominations, and the provisions of the Share Purchase Rights Agreement (see "--Preferred Share Purchase Rights") may discourage or make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy contest, or otherwise. These provisions are intended to discourage or may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company's management believes that the foregoing measures, many of which are substantially similar to the takeover-related measures in effect for many other publicly held companies, provide benefits by enhancing the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company that outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.


                              PLAN OF DISTRIBUTION

  Offers and sales of Shares pursuant to this Prospectus may be effected by each of the Selling Stockholders from time to time in one or more transactions, directly by such Selling Stockholder or through underwriters, brokers, dealers, or agents to be designated from time to time, at prices and on terms then prevailing in the market, or in privately negotiated transactions. Such offers or sales may be effected in any legally available manner, including without limitation (i) directly in privately negotiated transactions, (ii) through purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus, (iii) through block trades in which a broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,
(iv) through transactions on the NYSE in accordance with the rules of such exchange, (v) through ordinary broker's transactions and transactions in which the broker solicits the purchasers, and (vi) through any combination of two or more of the foregoing. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. In addition to the foregoing, Zell/Chilmark may distribute Shares held by it to its partners from time to time in accordance with its partnership agreement. Moreover, any of the Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

  In connection with the sale of the Shares, underwriters, brokers, dealers, and agents may receive compensation from the Selling Stockholders or from purchasers of the Shares in the form of discounts, concessions, or commissions. Underwriters, brokers, dealers, and agents who participate in the distribution of the Shares may be deemed to be underwriters, and any discounts or commissions received by them from the Selling Stockholders and any profit on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  At the time a particular offer of Shares is made, if and to the extent required, this Prospectus will be accompanied by a Prospectus Supplement setting forth the specific number of Shares offered, the name of the Selling Stockholder making the offer, the offering price, and the other terms of the offering, including the names of any underwriters, agents, dealers, and brokers involved and the compensation, if any, of such underwriters, agents, dealers or brokers. Unless this Prospectus is accompanied by a Prospectus Supplement stating otherwise, offers and sales may be made pursuant to this Prospectus only in ordinary broker's transactions made on the NYSE in transactions involving ordinary and customary brokerage commissions.

  Under agreements which may be entered into by the Selling Stockholders (to which the Company may be a party), underwriters, brokers, dealers, and agents who participate in the distribution of the Shares may be entitled to indemnification by the Selling Stockholders and/or the Company against certain liabilities, including under the Securities Act, or contribution from the Selling Stockholders and/or the Company to payments which the underwriters, brokers, dealers, or agents may be required to make in respect thereof. The underwriters, brokers, dealers, and agents may engage in transactions with, or perform services for, the Selling Stockholders and the Company in the ordinary course of business.


                                     EXPERTS

  The consolidated financial statements of the Company as of January 28, 1995 and January 29, 1994, and for each of the fifty-two week periods ended January 28, 1995, January 29, 1994, and January 30, 1993, have been incorporated by reference in this Prospectus in reliance upon the report, incorporated by reference herein, of KPMG Peat Marwick LLP, independent certified public accountants and upon the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of Macy's as of July 30, 1994 and July 31, 1993 and for each of the three years in the period ended July 30, 1994 incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of Broadway as of January 28, 1995 and January 29, 1994 and for each of the fiscal years ended January 28, 1995 and January 29, 1994, the seventeen weeks ended January 30, 1993, and the thirty-five weeks ended October 3, 1992 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS

  The validity of the Shares offered hereby has been passed upon for the Company by Jones, Day, Reavis & Pogue, New York, New York.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

  The expenses to be borne by the Company in connection with the issuance and distribution of the securities being registered are estimated as follows:

         Securities and Exchange Commission registration fee  .   $123,170
         Legal fees and expenses  . . . . . . . . . . . . . . .     50,000
         Accounting fees and expenses   . . . . . . . . . . . .     25,000
         Printing expenses  . . . . . . . . . . . . . . . . . .     25,000
         Blue sky fees and expenses   . . . . . . . . . . . . .     10,000
         Miscellaneous expenses   . . . . . . . . . . . . . . .     16,830
                                                                  --------
               Total  . . . . . . . . . . . . . . . . . . . . .   $250,000
                                                                  ========

The expenses to be borne by the Selling Stockholders in connection with the issuance and distribution of the securities being registered (other than any underwriting discounts and commissions, which will be described in an applicable Prospectus Supplement to the extent required) are expected to consist solely of the fees and expenses of their respective legal counsel and are estimated to be approximately $5,000 for each Selling Stockholder.

Item 15.  Indemnification of Directors and Officers

  The Company's Certificate of Incorporation (the "Certificate") provides, as do the charters of many other publicly held companies, that the personal liability of directors of the Company to the Company is eliminated to the maximum extent permitted by Delaware law. The Certificate and the Company's By-Laws (the "By-Laws") provide for the indemnification of the directors, officers, employees, and agents of the Company and its subsidiaries to the full extent that may be permitted by Delaware law from time to time and, in the case of the By-Laws, for various procedures relating thereto. Certain provisions of the Certificate protect the Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth below. Under Delaware law, absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care, but not for simple negligence. The Certificate absolves directors of liability for negligence in the performance of their duties, including gross negligence. However, the Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Certificate also does not absolve directors of liability under section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

  Under Delaware law, directors, officers, employees, and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

  The Certificate provides, among other things, that each person who was or is made a party to, or is threatened to be made a party to, or is involved in, any action, suit, or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee, or agent for another entity), will be indemnified and held harmless by the Company to the full extent authorized by Delaware law against all expense, liability, or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred thereby will be deemed to be contract rights and will include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above in advance of their final disposition.

The Company is a party to indemnification agreements with each of its directors and officers. These indemnification agreements provide for, among other things, (i) the indemnification by the Company of the indemnitees thereunder to the extent described above, (ii) the advancement of attorneys' fees and other expenses, and (iii) the establishment, upon approval by the Board, of trusts or other funding mechanisms to fund the Company's indemnification obligations thereunder.

Item 16.  Exhibits

    4.1 --  Certificate of Incorporation (incorporated by reference to
            Exhibit 3.1 of the Company's Annual Report on Form 10-K (File
            No. 1-13536) for the fiscal year ended January 28, 1995 ("1994 Form 10-K"))

    4.2 -- By-Laws (incorporated by reference to Exhibit 3.2 of the 1994 Form 10-K)

    4.3 -- Rights Agreement, dated December 19, 1994, between the Company and the Bank of New York, as rights agent (incorporated by reference to Exhibit 4.3 of the 1994 Form 10-K)

    5.1 --  Opinion of Jones, Day, Reavis & Pogue

   23.1 --  Consent of KPMG Peat Marwick LLP

   23.2 --  Consent of Price Waterhouse LLP

   23.3 --  Consent of Deloitte & Touche LLP

   23.4 --  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)

   24.1 --  Powers of Attorney


Item 17.  Undertakings

  The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that the undertakings set forth in paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
  Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement will be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel for the Company the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on October 20, 1995.


                                           FEDERATED DEPARTMENT STORES, INC.


                                           By     /s/ Dennis J. Broderick
                                               ----------------------------
                                               Dennis J. Broderick,
                                               Senior Vice President

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on October 20, 1995.

        Signature                            Title
        ---------                            -----

            *                 Chairman of the Board and Chief Executive Officer
-------------------------
    Allen I. Questrom          (principal executive officer) and Director

            *                 Vice Chairman and Chief Financial Officer
-------------------------
     Ronald W. Tysoe           (principal financial officer) and Director

            *                 Senior Vice President and Controller
-------------------------
      John E. Brown            (principal accounting officer)

            *                 Director
-------------------------
    Robert A. Charpie
            *                 Director
-------------------------
     Lyle Everingham

            *                 Director
-------------------------
   Earl G. Graves, Sr.

            *                 Director
-------------------------
      Meyer Feldberg
            *                 Director
-------------------------
     George V. Grune

            *                 Director
-------------------------
  Gertrude G. Michelson
            *                 Director
-------------------------
     Joseph Neubauer
            *                 Director
-------------------------
    Laurence A. Tisch

            *                 Director
-------------------------
    Paul W. Van Orden
            *                 Director
-------------------------
  Karl M. von der Heyden

            *                 Director
-------------------------
   Marna C. Whittington

            *                 Director
-------------------------
    James M. Zimmerman

* The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named persons.
                                                  /s/ Dennis J. Broderick
                                             ---------------------------------
                                                    Dennis J. Broderick,
                                                      Attorney-in-Fact

                                  INDEX TO EXHIBITS


  Exhibit                       Description
    No.
  -------   --------------------------------------------------------------------

    4.1 Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K (File
            No. 1-13536) for the fiscal year ended January 28, 1995 ("1994 Form 10-K"))

    4.2     By-Laws (incorporated by reference to Exhibit 3.2 of the 1994
            Form 10-K)

    4.3 Rights Agreement, dated December 19, 1994, between the Company and the Bank of New York, as rights agent (incorporated by reference to Exhibit 4.3 of the 1994 Form 10-K)

    5.1     Opinion of Jones, Day, Reavis & Pogue

   23.1     Consent of KPMG Peat Marwick LLP

   23.2     Consent of Price Waterhouse LLP

   23.3     Consent of Deloitte & Touche LLP

   23.4     Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)

   24.1     Powers of Attorney